Exhibit 99.1

Tripath Announces Agreement to Settle Federal Securities Class Action Litigation

SAN JOSE, Calif., July 12, 2005—Tripath Technology Inc. (Nasdaq:TRPH) today announced that it has entered into a Stipulation and Agreement of Settlement (the “Stipulation”) to settle the securities class action litigation entitled In re Tripath Technology Inc. Securities Litigation, Master File No. C 04 4681 SBA, pending in the United States District Court for the Northern District of California (the “Court”) against Tripath and certain of its current and former officers and/or directors (the “Class Action”). The settlement class consists of all persons who purchased the securities of Tripath between January 29, 2004 and June 13, 2005, inclusive. As part of the Stipulation, Tripath and the other defendants continue to deny any liability or wrongdoing.

Under the terms of the Stipulation, the parties agreed that the Class Action will be dismissed in exchange for a payment of $200,000 in cash by Tripath and the issuance of 2.45 million shares of Tripath common stock which shall be exempt from registration pursuant to Section 3(a)(10) of the Securities Act of 1933. The Stipulation remains subject to the satisfaction of various conditions, including without limitation (1) final approval of the Stipulation by the Court, including a finding that the 2.45 million shares of Tripath common stock to be issued are exempt from registration pursuant to Section 3(a)(1) of the Securities Act of 1933 and (2) notification to members of the settlement class in the Class Action.

Terms for distribution of the settlement funds to class members after final Court approval of the Stipulation, and other terms of settlement, will be disclosed in a notice to be sent to class members after preliminary court approval of the Stipulation.

“This settlement puts the federal securities litigation behind Tripath and will permit us to better focus on running the business and Tripath’s future,” said Jeffrey L. Garon, Tripath’s Vice President of Finance and Chief Financial Officer.

About Tripath

Based in San Jose, Calif., Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the TV, Home Theater, Automotive and Consumer & PC Convergence markets. Tripath owns the patented technology called Digital Power Processing (DPP(R)), which leverages modern advances in digital signal processing and power processing. Tripath markets audio amplifiers with DPP(R) under the brand name Class-T(R). Tripath’s current customers include, but are not limited to, companies such as Alcatel, Alpine, Hitachi, JVC, Samsung, Sanyo, Sharp, Sony and Toshiba. For more information on Tripath please visit Tripath’s web site at www.tripath.com.

Contact

Tripath Technology Inc.

Jeffrey L. Garon, 408-750-6801